Exhibit 10.2

Re: 2006 Annual Incentive Award
Dear:
The Board of Directors has approved a 2006 cash incentive compensation program (the “2006 Incentive Program”) for executive officers and corporate employees pursuant to the 2005 Equity Compensation and Incentive Plan (the “2005 Plan”.) This letter provides a summary of how the 2006 Incentive Program applies to you (the “Award”).
•	The 2006 cash incentive awards for covered employees are based in part on Champion’s cash earnings for 2006.

•	Each employee covered by this arrangement will have a “Target Bonus Amount” expressed as a percentage of that employee’s base salary as of the last day of the Company’s fiscal year.

•	Under the 2006 Incentive Program a cash earnings incentive range is established based upon the extent to which the 2006 cash earnings of the Company exceed 2005 cash earnings.

•	Your actual bonus earned will be your Target Bonus Amount multiplied by the percentage 2006 cash earnings are above or below the 2006 Cash Earnings Target. Your Target Bonus Amount will be earned if 2006 cash earnings equal the 2006 Cash Earnings Target.

•	For you to earn an incentive in 2006, cash earnings for 2006 must exceed cash earnings for 2005. The maximum cash bonus is two times the target bonus amount.

•	To be eligible for payment under the 2006 Incentive Program, you must hold your present or another eligible position with the Company at the end of fiscal 2006 (December 30, 2006).

•	Payments will be made in cash after audited 2006 year-end results are finalized, on or about March 1, 2007.

•	This Award was granted pursuant to IRC Section 162(m). The Compensation and Human Resources Committee (the “Committee”) retains the discretion to reduce any Award by amending or modifying the 2006 cash earnings calculations or targets to take into account the impact of any significant acquisition activity during the year. All calculations approved by the Committee shall be final.

•	The Committee administers the 2005 Plan and has ultimate authority to interpret and administer this arrangement. In the event of any conflict between the provisions of the 2005 Plan and any other document, the provisions of the 2005 Plan shall control. Any questions about the terms, conditions, operation or administration of this arrangement will be resolved by the Committee in its sole and complete discretion.

•	This arrangement supercedes all other annual incentive arrangements.
I am excited about the coming year and the prospects under this arrangement. Please let me know if you have questions or comments.
Sincerely,

William C. Griffiths